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                                                     NEWS RELEASE
      Graphic Packaging
  4455 Table Mountain Drive,           	                 Contact:
   Golden, Colorado  80403                        Paddy Broughton
   Telephone: 303 215 4600                     Investor Relations
      Fax: 303 273 1571                         Tel: 720 497 4728


    Graphic Packaging Closes on $100 Million Convertible
                   Preferred Issue

Golden, Colorado, August 15, 2000: Graphic Packaging International Corporation (NYSE: GPK), a leading manufacturer of folding cartons primarily for food and beverage consumer products companies, reported it has completed the sale of $100 million convertible preferred stock in a private transaction with the Grover C. Coors Trust, one of the Coors family trusts and a current shareholder. The financing was announced on August 2. Proceeds of the sale were used to reduce the balance of a one-year term facility of $169 million currently due. The maturity of the remaining $69 million has been extended by the lending institutions for 12 months.

Completion of the Company's convertible preferred issue, extending the maturity on the remainder of the one-year facility and amendments to its five-year bank facilities are critical elements in the Company's capital restructuring. These create a solid capital foundation that will allow Graphic Packaging to maximize its competitive advantage as a leader in the folding carton industry. Second quarter results, announced July 31, indicate that the critical mass created by the 1999 acquisition of Fort James' packaging operations, which doubled the Company's size, is leading to improved margins and increased sales.

The Company continues to actively pursue other financing, including the issuance of subordinated debt and the sale of non-core assets. Proceeds would first be used to reduce the balance of the short-term debt and would then be applied against the Company's five-year debt facilities. Debt reduction will be a key objective of the Company, with the goal of issuing investment grade debt to replace the current bank facilities.

Various Coors family trusts and family members together own approximately 47 percent of the Company's outstanding common shares. Based on 29.5 million common shares currently outstanding, conversion would result in about a 62 percent dilution. On conversion, the Grover C. Coors Trust would own approximately 66 percent of the outstanding common shares, and all the family trusts and family members together would own approximately 80 percent.

Terms of the Convertible Preferred Stock
> One million shares at $100 per share ($100 million), issued to the Grover C. Coors Trust
>    Convertible into common stock anytime at $2.0625 per share
     o Conversion price calculated based on 25 percent premium to the average NYSE closing price for the five trading days prior to the closing date of August 15, 2000 of $1.65 per share
     o Proportional adjustments to the number of common shares for stock splits or other changes in the Company's capital stock
> Redemption by Graphic Packaging permitted after five years at $105 per share, reducing by $1.00 per share per year for five years to $100 per share in 2010
     o Holders may have the right to require redemption after 2010 if certain conditions are not met
>    Quarterly dividend at an annual rate of 10 percent
     o Cumulative, with the right to be paid before common dividends; shares in common dividends on an as-converted basis
     o Right to elect one director to Graphic Packaging's Board if two dividend payments are in arrears and a majority of directors if four are in arrears
> Preference on liquidation for the original purchase price, plus accrued dividends, ahead of common stock and other capital stock ranking junior to this issue, and partici-pates on an as-converted basis
> Voting rights: one vote for every two shares of underlying common stock (24.2 million votes)

One of the conditions of the convertible preferred issue was an amendment to the terms of the five-year credit facilities, which has been accomplished. The amendment included revised financial covenants and amortization schedule, the allowance of preferred dividends, and extension of the balance of the one-year term facility to August 2001. As consideration for amending the terms, the Company agreed to a 25 basis-point increase in the interest rate and to pay a fee to the lending group.

A special committee of Graphic Packaging, consisting entirely of independent directors, and the Board approved the sale of convertible preferred stock after receiving a fairness opinion on the transaction.

Forward-Looking Statements
Certain statements in this release are forward looking and so involve uncertainties that may cause actual results to be materially different from those stated or implied. Specifically,
a) improved margins and increased sales might not continue due to competitive pressures, and b) the Company might not be successful in securing additional financing, including selling non-core assets and securing subordinated debt.

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